Filed Pursuant to Rule 424(b)(2)

File No. 333-85646

The information in this pricing supplement is not complete and may be changed.

Subject to completion.

Preliminary Pricing Supplement dated December 29, 2004

Pricing Supplement to the Prospectus dated July 1, 2002

and the Prospectus Supplement dated September 17, 2004

$

BARCLAYS BANK PLC

Medium-Term Notes, Series A

Callable Exchangeable Securities due January 31, 2008

Linked to the Common Stock of JPMorgan Chase & Co.

Issuer:	Barclays Bank PLC
Issue Date:	January 31, 2005
Maturity Date:	January 31, 2008
Coupon:	We will not pay you any interest on the Securities
Linked Security:	JPMorgan Chase & Co. (the “Company”) Common Stock, $1.00 par value (the “Linked Shares”), (traded on the New York Stock Exchange under the symbol “JPM”)
Initial Share Price:	Closing price of Linked Shares on January 26, 2005 (the “initial valuation date”)
Protection Price:	75% of the Initial Share Price
Mandatory Call Feature:

We will call your Securities for cash in an amount equal to the full face value of your Securities plus the call premium amount if the closing price of the Linked Shares is greater than the initial share price on any of the following dates: January 31, 2006; January 31, 2007; or January 28, 2008. The date, if any, on which we call your Securities is referred to as the “mandatory call date.”

Call Premium Amount:

If we call your Securities prior to maturity, the call premium amount you will receive in addition to the face value of your Securities will depend on the date on which we call your Securities. The call premium amount per $1,000 face value of Securities for each possible mandatory call date is stated below:

January 31, 2006: $100 per $1,000 face value

January 31, 2007: $200 per $1,000 face value

January 28, 2008: $300 per $1,000 face value

Payment at Maturity:

If we do not call your Securities prior to maturity, you will receive the full face value of your Securities at maturity unless, between the initial valuation date and January 28, 2008 (the “final valuation date”), inclusive, the closing price of the Linked Shares on any day is below the protection price.

If the closing price of the Linked Shares on any day between the initial valuation date and the final valuation date, inclusive, is below the protection price, at maturity you will receive, instead of the face value of your Securities, the number of Linked Shares equal to the face value of your Securities divided by the initial share price (the “physical delivery amount”). Fractional shares will be paid in cash.

You may lose some or all of your principal if you invest in the Securities.

Listing:	The Securities will not be listed on any U.S. securities exchange or quotation system.

See “ Risk Factors” beginning on page PS-6 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Agent’s Commissions		Proceeds to Barclays Bank PLC
Per Security		%		%		%
Total	$		$		$

Barclays Capital

Pricing Supplement dated January     , 2005

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-7
THE LINKED SHARES	PS-10
VALUATION OF THE SECURITIES	PS-12
SPECIFIC TERMS OF THE SECURITIES	PS-12
USE OF PROCEEDS AND HEDGING	PS-20
CAPITALIZATION OF BARCLAYS BANK PLC	PS-22
SUPPLEMENTAL TAX CONSIDERATIONS	PS-23

PROSPECTUS SUPPLEMENT

THE BARCLAYS BANK GROUP	S-1
USE OF PROCEEDS	S-1
DESCRIPTION OF MEDIUM-TERM NOTES	S-1
FORM, DENOMINATION AND LEGAL OWNERSHIP OF NOTES	S-5
PAYMENT AND PAYING AGENTS	S-5
RISK FACTORS RELATING TO INDEXED NOTES	S-9
RISK FACTORS RELATING TO NOTES DENOMINATED OR PAYABLE IN OR LINKED TO A NON-U.S. DOLLAR CURRENCY	S-11
TAX CONSIDERATIONS	S-13
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-24
PLAN OF DISTRIBUTION	S-24
VALIDITY OF SECURITIES	S-26

PROSPECTUS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	3
PRESENTATION OF FINANCIAL INFORMATION	3
THE BARCLAYS BANK GROUP	3
USE OF PROCEEDS	3
RATIOS OF EARNING TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS AND OTHER APPROPRIATIONS	3
CAPITALIZATION AND INDEBTEDNESS	5
DESCRIPTION OF DEBT SECURITIES	6
DESCRIPTION OF PREFERENCE SHARES	26
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	32
DESCRIPTION OF SHARE CAPITAL	37
TAX CONSIDERATIONS	39
PLAN OF DISTRIBUTION	52
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	55
WHERE YOU CAN FIND MORE INFORMATION	55
FURTHER INFORMATION	56
VALIDITY OF SECURITIES	56
EXPERTS	56
EXPENSES OF ISSUANCE AND DISTRIBUTION	56

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Securities, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated July 1, 2002, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated September 17, 2004, which supplements the prospectus.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Securities perform at maturity?

What Are the Securities and How Do They Work?

•	Return profile – The Securities are issued by Barclays Bank PLC and the return on the Securities is linked to the performance of the Linked Shares.

•	Mandatory call feature – The Securities will be called for cash in an amount equal to the face value of your Securities plus a call premium amount if the closing price of the Linked Shares is greater than the initial share price on one of the three mandatory call dates specified on the cover of this pricing supplement.

•	Interest – The Securities will not bear any interest during their term. Your return will be based entirely on the amount of cash or the value of the Linked Shares delivered to you at maturity or upon mandatory redemption.

•	Return at maturity – If we do not call your Securities prior to maturity, you will receive the full face value of your Securities at maturity unless, between the initial valuation date and the final valuation date, inclusive, the closing price of the Linked Shares on any day is below the protection price. If the closing price of the Linked Shares on any day between the initial valuation date and the final valuation date, inclusive, is below the protection price, at maturity you will receive, instead of the face value of your Securities, the number of Linked Shares equal to the face value of your Securities divided by the initial share price (the “physical delivery amount”). Fractional shares will be paid in cash. If your payment at maturity is in Linked Shares, you will receive the number of Linked Shares for each $1,000 principal amount of your Securities calculated by the calculation agent by dividing $1,000 by the initial share price (subject to antidilution adjustments). The Linked Shares delivered to you will have a market value that is less than the full principal amount of your Securities. Accordingly, you may lose some or all of your principal if you invest in the Securities.

•	No exchange listing – The Securities will not be listed on any U.S. securities exchange or quotation system.

The Securities pay a premium that may be higher than the coupon you would receive on fixed income securities with comparable credit ratings and maturities. In exchange for this premium, you should be prepared to accept the risk that you may lose some or all of the principal amount of your Securities payable at maturity.

See “Pricing Supplement Summary – How Do the Securities Perform at Maturity?” and “Specific Terms of the Securities” in this pricing supplement.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•	Market risks – The Securities are exposed to the same downside price risk as the Linked Shares. If between the initial valuation date and the final valuation date, inclusive, the closing price of the Linked Shares on any day is below the protection price, you could lose some or all of your principal. If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses. Also, the Securities do not have the same price appreciation potential as the Linked Shares because, at maturity, even if the value of the Linked Shares has appreciated, the value of your Securities will not exceed their principal amount plus any call premium.

•	Liquidity – There may be little or no secondary market for the Securities. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Securities to maturity.

•	Price Volatility – If the Linked Shares trade or close near or below the protection price, we expect the market value of the Securities to decline to reflect a number of factors, including our right to potentially deliver at maturity a fixed number of Linked Shares to you with a market value less than 100% of the principal amount of your Securities.

Is This the Right Investment for You?

The Securities may be the right investment for you if:

•	You are willing to accept the risks of owning equities in general and the Linked Shares in particular.

•	You believe that either: (a) the closing share price of the Linked Shares will be greater than the initial share price of the Linked Shares on any of the call valuation dates or (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the Linked Shares on any day will never fall below the protection price.
•	You are prepared to hold the Securities until maturity.

The Securities may not be the right investment for you if:

•	You are not willing to accept the risks of owning equities in general and the Linked Shares in particular.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

•	You seek an investment for which there will be an active secondary market.

•	You are not prepared to hold the Securities until maturity.

What Are the Tax Consequences?

In purchasing a Security, you agree with Barclays Bank PLC that you and Barclays Bank PLC intend to treat the Security for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of, the Linked Shares. Under such treatment, if Barclays Bank PLC delivers the Linked Shares at maturity, you generally will recognize no gain or loss on the purchase of the Linked Shares by application of the monies received by Barclays Bank PLC in respect of the Security. Upon the mandatory redemption of the Security for cash prior to or at maturity, or if you sell or make other taxable disposition of a Security, you generally will recognize capital gain or loss equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and your tax basis in the Security. Any such gain or loss generally will be long term capital gain or loss if you held the Security for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the Security, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the Security could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

How Do the Securities Perform at Maturity?

Examples

Assumptions:

Initial share price of the Linked Shares:	$40.00
Protection price:	$30.00 ($40.00 X 75%)
Principal amount of Securities:	$1,000
Fixed number of Linked Shares (i.e., the physical delivery amount):	25 ($1,000/$40.00)
Dividend yield on the Linked Shares:	3.49% per annum

Example 1 – The Linked Shares close at $41.00 on January 31, 2006.

In this example, the Linked Shares close at $41.00 on January 31, 2006, above the initial share price. This will result in the Securities being called on January 31, 2006, and investors will receive $1,100 in cash per $1,000 face value of Securities.

Return Calculation:

An investor receives a total of $1,100 in cash which includes:

100% of the face value =	$1,000.00
Call premium amount =	$100.00

TOTAL:	$1,100.00

10% Return on Investment

Comparative Investment in Linked Shares Calculation:

Market Value of Linked Shares* =	$1,025.00
Dividend =	$34.90

TOTAL:	$1,059.90

*	25 shares X closing price on mandatory call date

5.99% Return on Investment

Example 2 – The Linked Shares do not close above the initial share price on January 31, 2006 and close at $53.00 on January 31, 2007.

In this example, the Linked Shares do not close above the initial share price on January 31, 2006 and close at $53.00 on January 31, 2007, above the initial share price. This will result in the Securities being called on January 31, 2007, and investors will receive $1,200 in cash per $1,000 face value of Securities.

Return Calculation:

An investor receives a total of $1,200 in cash which includes:

100% of the face value =	$1,000.00
Call premium amount =	$200.00

TOTAL:	$1,200.00

20% Return on Investment

Comparative Investment in Linked Shares Calculation:

Market Value of Linked Shares* =	$1,325.00
Dividend =	$69.80

TOTAL:	$1,394.80

*	25 shares X closing price on mandatory call date

39.48% Return on Investment

Example 3 – The Linked Shares do not close above the initial share price on January 31, 2006 or January 31, 2007 and close at $48.00 on January 28, 2008.

In this example, the Linked Shares do not close above the initial share price on January 31, 2006 or January 31, 2007 and close at $48.00 on January 28, 2008, above the initial share price. This will result in the Securities being called on January 28, 2008, and investors will receive $1,300 in cash per $1,000 face value of Securities.

Return Calculation:

An investor receives a total of $1,300 in cash which includes:

100% of the face value =	$1,000.00
Call premium amount =	$300.00

TOTAL:	$1,300.00

30% Return on Investment

Comparative Investment in Linked Shares Calculation:

Market Value of Linked Shares* =	$1,200.00
Dividend =	$104.70

TOTAL:	$1,304.70

*	25 shares X closing price on mandatory call date

30.47% Return on Investment

Example 4 – The Securities are not redeemed prior to maturity and the Linked Shares close at $35.00 on January 31, 2008 and never fall below the protection price.

In this example, the Securities are not redeemed prior to maturity and the Linked Shares close at $35.00 on January 31, 2008 and never fall below the protection price between the initial valuation date and the final valuation date, inclusive. Investors will receive $1,000 in cash per $1,000 face value of Securities at maturity.

Return Calculation:

An investor receives a total of $1,000 in cash which includes:

100% of the face value =	$1,000.00
Call premium amount =	$0.00

TOTAL:	$1,000.00

0% Return on Investment

Comparative Investment in Linked Shares Calculation:

Market Value of Linked Shares* =	$875.00
Dividend =	$104.70

TOTAL:	$979.70

*	25 shares X closing price on maturity date

-2.03% Return on Investment

Example 5 – The Securities are not redeemed prior to maturity and the Linked Shares close at $30.00 on January 31, 2008 and do fall below the protection price.

In this example, the Securities are not redeemed prior to maturity and the Linked Shares close at $30.00 on January 31, 2008 and do fall below the protection price at least once between the initial valuation date and the final valuation date, inclusive. Investors will receive 25 Linked Shares per $1,000 face value of Securities at maturity, subject to any anti-dilution adjustments.

Return Calculation:

An investor receives Linked Shares with a value of $750.00:

Market Value of Linked Shares =	$750.00

TOTAL:	$750.00

-25% Return on Investment

Comparative Investment in Linked Shares Calculation:

Market Value of Linked Shares* =	$750.00
Dividend =	$104.70

TOTAL:	$854.70

*	25 shares X closing price on maturity date

-14.53% Return on Investment

TABLE 1 – Hypothetical returns on the first possible call date (January 31, 2006)

Stock Performance			Securities Performance
Stock Price	Stock Price % Change	Price +Dividend % Change	Security Payment or Stock Value	Call Premium Amount	Total	1 Year Total Return
$56.00	40.00%	43.49%	$1,000.00	$100.00	$1,100.00	10.00%
$54.00	35.00%	38.49%	$1,000.00	$100.00	$1,100.00	10.00%
$52.00	30.00%	33.49%	$1,000.00	$100.00	$1,100.00	10.00%
$50.00	25.00%	28.49%	$1,000.00	$100.00	$1,100.00	10.00%
$48.00	20.00%	23.49%	$1,000.00	$100.00	$1,100.00	10.00%
$46.00	15.00%	18.49%	$1,000.00	$100.00	$1,100.00	10.00%
$44.00	10.00%	13.49%	$1,000.00	$100.00	$1,100.00	10.00%
$42.00	5.00%	8.49%	$1,000.00	$100.00	$1,100.00	10.00%
$40.00	0.00%	3.49%	Securities Not Redeemed At or Below This Stock Price
$38.00	-5.00%	-1.51%
$36.00	-10.00%	-6.51%
$34.00	-15.00%	-11.51%
$32.00	-20.00%	-16.51%
$30.00	-25.00%	-21.51%
$28.00	-30.00%	-26.51%
$26.00	-35.00%	-31.51%
$24.00	-40.00%	-36.51%

TABLE 2 – Hypothetical returns on the second possible call date (January 31, 2007)

Stock Performance			Securities Performance
Stock Price	% Change	Price +Dividend % Change	Security Payment or Stock Value	Call Premium Amount	Total	1 Year Total Return
$56.00	40.00%	43.49%	$1,000.00	$200.00	$1,200.00	20.00%
$54.00	35.00%	38.49%	$1,000.00	$200.00	$1,200.00	20.00%
$52.00	30.00%	33.49%	$1,000.00	$200.00	$1,200.00	20.00%
$50.00	25.00%	28.49%	$1,000.00	$200.00	$1,200.00	20.00%
$48.00	20.00%	23.49%	$1,000.00	$200.00	$1,200.00	20.00%
$46.00	15.00%	18.49%	$1,000.00	$200.00	$1,200.00	20.00%
$44.00	10.00%	13.49%	$1,000.00	$200.00	$1,200.00	20.00%
$42.00	5.00%	8.49%	$1,000.00	$200.00	$1,200.00	20.00%
$40.00	0.00%	3.49%	Securities Not Redeemed At or Below This Stock Price
$38.00	-5.00%	-1.51%
$36.00	-10.00%	-6.51%
$34.00	-15.00%	-11.51%
$32.00	-20.00%	-16.51%
$30.00	-25.00%	-21.51%
$28.00	-30.00%	-26.51%
$26.00	-35.00%	-31.51%
$24.00	-40.00%	-36.51%

TABLE 3 – Hypothetical returns on the final possible call date (January 28, 2008) if Linked Shares do not fall below the protection price

Stock Performance			Notes Performance
Stock Price	Stock Price % Change	Price +Dividend % Change	Security Payment or Stock Value	Call Premium Amount	Total	1 Year Total Return
$56.00	40.00%	43.49%	$1,000.00	$300.00	$1,300.00	30.00%
$54.00	35.00%	38.49%	$1,000.00	$300.00	$1,300.00	30.00%
$52.00	30.00%	33.49%	$1,000.00	$300.00	$1,300.00	30.00%
$50.00	25.00%	28.49%	$1,000.00	$300.00	$1,300.00	30.00%
$48.00	20.00%	23.49%	$1,000.00	$300.00	$1,300.00	30.00%
$46.00	15.00%	18.49%	$1,000.00	$300.00	$1,300.00	30.00%
$44.00	10.00%	13.49%	$1,000.00	$300.00	$1,300.00	30.00%
$42.00	5.00%	8.49%	$1,000.00	$300.00	$1,300.00	30.00%
$40.00	0.00%	3.49%	$1,000.00	$0.00	$1,000.00	0.00%
$38.00	-5.00%	-1.51%	$1,000.00	$0.00	$1,000.00	0.00%
$36.00	-10.00%	-6.51%	$1,000.00	$0.00	$1,000.00	0.00%
$34.00	-15.00%	-11.51%	$1,000.00	$0.00	$1,000.00	0.00%
$32.00	-20.00%	-16.51%	$1,000.00	$0.00	$1,000.00	0.00%
$30.00	-25.00%	-21.51%	$750.00	$0.00	$750.00	-25.00%
$28.00	-30.00%	-26.51%	$700.00	$0.00	$700.00	-30.00%
$26.00	-35.00%	-31.51%	$650.00	$0.00	$650.00	-35.00%
$24.00	-40.00%	-36.51%	$600.00	$0.00	$600.00	-40.00%

TABLE 4 – Hypothetical returns on the final possible call date (January 28, 2008) if Linked Shares do fall below the protection price

Stock Performance			Notes Performance
Stock Price	% Change	Price +Dividend % Change	Security Payment or Stock Value	Call Premium Amount	Total	1 Year Total Return
$56.00	40.00%	43.49%	$1,000.00	$300.00	$1,300.00	30.00%
$54.00	35.00%	38.49%	$1,000.00	$300.00	$1,300.00	30.00%
$52.00	30.00%	33.49%	$1,000.00	$300.00	$1,300.00	30.00%
$50.00	25.00%	28.49%	$1,000.00	$300.00	$1,300.00	30.00%
$48.00	20.00%	23.49%	$1,000.00	$300.00	$1,300.00	30.00%
$46.00	15.00%	18.49%	$1,000.00	$300.00	$1,300.00	30.00%
$44.00	10.00%	13.49%	$1,000.00	$300.00	$1,300.00	30.00%
$42.00	5.00%	8.49%	$1,000.00	$300.00	$1,300.00	30.00%
$40.00	0.00%	3.49%	$1,000.00	$0.00	$1,000.00	0.00%
$38.00	-5.00%	-1.51%	$950.00	$0.00	$950.00	-5.00%
$36.00	-10.00%	-6.51%	$900.00	$0.00	$900.00	-10.00%
$34.00	-15.00%	-11.51%	$850.00	$0.00	$850.00	-15.00%
$32.00	-20.00%	-16.51%	$800.00	$0.00	$800.00	-20.00%
$30.00	-25.00%	-21.51%	$750.00	$0.00	$750.00	-25.00%
$28.00	-30.00%	-26.51%	$700.00	$0.00	$700.00	-30.00%
$26.00	-35.00%	-31.51%	$650.00	$0.00	$650.00	-35.00%
$24.00	-40.00%	-36.51%	$600.00	$0.00	$600.00	-40.00%

RISK FACTORS

The Securities are not secured debt and are riskier than ordinary unsecured debt securities. However, the return on the Securities is linked to the performance of the Linked Shares. Investing in the Securities is not equivalent to investing directly in the Linked Shares. See “The Linked Shares” for more information.

This section describes the most significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

You May Lose Some or All of Your Principal

The Securities combine features of equity and debt. The Securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the Securities are not redeemed prior to maturity and the Linked Shares fall below the protection price. In that event, we will pay you at maturity a fixed number of Linked Shares per $1,000 principal amount of your Securities with a market value less than 100% of the principal amount of your Securities. Accordingly, you may lose some or all of the amount that you invest in the Securities. See “Pricing Supplement Summary – How Do the Securities Perform at Maturity?” above.

You Will Not Benefit from Any Appreciation in Price of the Linked Shares Above the Initial Share Price Unless the Securities Are Redeemed Prior to Maturity

The maximum you can receive on your Securities is $1,000 per $1,000 principal amount of your Securities plus any call premium amount. Even if the Linked Shares trade above the initial share price between the initial valuation date and final valuation date, you will not receive Linked Shares or any other asset with the market value of the Linked Shares. Instead, you will receive a cash payment at maturity or redemption equal to 100% of the principal amount of your Securities plus any call premium amount, regardless of how high above the initial share price the Linked Shares close on any day through maturity. Under no circumstances will you receive a principal amount at maturity greater than 100% of the principal amount of your Securities plus any call premium amount.

There May Not Be an Active Trading Market in the Securities – Sales in the Secondary Market May Result in Significant Losses

You should be willing to hold your Securities until maturity. There may be little or no secondary market for the Securities. Barclays Capital Inc. and other affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

The Market Value of the Securities May Be Influenced by Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the market price of the Linked Shares on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

•	the frequency and magnitude of changes in the market price of the Linked Shares (volatility);

•	whether the Linked Shares trade or close near or below the protection price;

•	the dividend rate paid on the Linked Shares (while not paid to holders of the Securities, dividend payments on the Linked Shares may influence the market price of the Linked Shares and the market value of options on the Linked Shares and therefore affect the market value of the Securities);

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any other market maker;

•	economic, financial, political, regulatory, or judicial events that affect stock markets generally, which may also affect the market price of the Linked Shares;

•	interest and yield rates in the market;

•	the time remaining to the maturity of the Securities; and

•	the creditworthiness of Barclays Bank PLC.

While it is possible that the Securities could trade above their principal amount prior to maturity, the likelihood of such an increase is limited by market factors and the fact that the amount payable at maturity will not exceed 100% of the principal amount of the Securities plus any call premium amount. Even if the Securities did trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your Securities in a secondary market transaction, if such a transaction were available. Moreover, if you sell your Securities prior to maturity, you may have to sell them at a substantial discount from their principal amount if the market price of the Linked Shares is at, below, or not sufficiently above the initial share price.

If the Linked Shares trade or close near or below the protection price we expect the market value of Securities to decline to reflect our right to potentially deliver Linked Shares with a market value less than 100% of the principal amount of your Securities.

The Tax Consequences of an Investment in These Securities Are Uncertain

The United States federal income tax consequences of your investment in a Security are uncertain, as to both the timing and character of any inclusion in income in respect of your Security. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a Security. For a more complete discussion of the United States federal income tax consequences of your investment in a Security, please see the discussion under “Supplemental Tax Considerations – Supplemental U.S. Tax Considerations” below, and the section “Tax Considerations” in the accompanying prospectus supplement.

If the Market Price of the Linked Shares Changes, the Market Value of Your Securities May Not Change in the Same Manner

Owning the Securities is not the same as owning Linked Shares. Accordingly, changes in the market price of the Linked Shares may not result in a comparable change in the market value of the Securities. If the market price of the Linked Shares increases above the initial share price, the market value of the Securities may not increase. It is also possible for the market price of the Linked Shares to increase moderately while the market value of the Securities declines.

If the market price of the Linked Shares approaches the protection price for the first time, the market value of the Securities will likely decline at a greater rate than the market price of the Linked Shares. If the Linked Shares trade near or below the protection price we expect the market value of the Securities to decline to reflect, among a number of factors, our right to potentially deliver a fixed number of Linked Shares to you with a market value less than 100% of the principal amount of your Securities.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Linked Shares, Futures or Options or Other Derivative Products on the Linked Shares, May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may hedge our obligations under the Securities by purchasing Linked Shares, futures or options on the Linked Shares or other derivative instruments with returns linked or related to changes in the performance of the Linked Shares, and we may adjust these hedges by, among other things, purchasing or selling Linked Shares, futures or options or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Linked Shares and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

In particular, when the market price of the Linked Shares approaches the protection price, we may significantly change our hedge of our obligations under the Securities. The timing and amount of transactions in Linked Shares, or options, or derivatives on the Linked Shares may affect whether and when the Linked Shares close below the protection price. Sales of Linked Shares by us to rebalance our hedge of the Securities may tend to cause the Linked Share price to trade or close below the protection price. Once the Linked Shares have closed below the protection price, we will have the right to deliver Linked Shares at maturity if the Linked Shares close below the initial share price on the final valuation date. As a result, the market value of the Securities will likely decline sharply as our right to deliver Linked Shares on settlement becomes more valuable to us.

We or one or more of our affiliates may also engage in trading in the Linked Shares and other investments relating to the Linked Shares on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Linked Shares and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Linked Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities.

Barclays Capital Inc. and other affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities. If they do, trading of the Securities may cause Barclays Capital Inc. or other affiliates of Barclays Bank PLC to be long or short the Securities in their inventory. The supply and demand for the Securities, including inventory positions of market makers, may affect any secondary market price for the Securities.

The indenture governing the Securities does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any Linked Shares acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold Linked Shares for the benefit of holders of the Securities in order to enable the holders to exchange their Securities for Linked Shares under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Linked Shares that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Securities.

You Have No Shareholder Rights in the Linked Shares

As an owner of the Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of Linked Shares may have.

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Company and Are Not Responsible for Its Public Disclosure of Information

We and our affiliates are not affiliated with the Company in any way and have no ability to control or predict the actions of the Company, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting the Company. The Company is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any corporate actions that might affect the market value of your Securities. The Company may take actions that will adversely affect the market value of your Securities. None of the money you pay for the Securities will go to the Company.

Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Linked Shares or the Company contained in this pricing supplement. You, as an investor in the Securities, should make your own investigation into the Linked Shares and the Company.

You Have Limited Antidilution Protection

Barclays Capital Securities Limited, as calculation agent for the Securities, will adjust the amount payable at maturity by adjusting the initial share price and the physical delivery amount for certain events affecting the Linked Shares, such as stock splits and stock dividends, and certain other actions involving the Linked Shares. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Linked Shares. If an event occurs that is perceived by the market to dilute the Linked Shares and does not require the calculation agent to adjust the amount of Linked Shares payable at maturity, the market value of the Securities and the amount payable at maturity may be materially and adversely affected. You should refer to “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement for a description of the items that the calculation agent is responsible for determining.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Our affiliate, Barclays Capital Securities Limited, will serve as the calculation agent. Barclays Capital Securities Limited will, among other things, decide the amount, if any, of the return paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Linked Shares has occurred or is continuing on a day when the calculation agent will determine the closing price of the Linked Shares. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Calculation Agent Can Postpone the Maturity Date If a Market Disruption Event Occurs on the Final Valuation Date

If the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing, the final valuation date will be postponed. The calculation agent will instead value the closing price of the Linked Shares on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Securities could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the closing price of the Linked Shares is not available on the last possible valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the Linked Shares that would have prevailed in the absence of the market disruption event or such other reason on the last possible valuation date. No interest will accrue and be payable on your Securities in the case that the maturity date or the final valuation date is postponed due to a market disruption event. See “Specific Terms of the Securities – Market Disruption Event” in this pricing supplement.

THE LINKED SHARES

According to publicly available information, JPMorgan Chase & Co. (the “Company”) is a financial holding company incorporated under Delaware law in 1968. The Company is a global financial services firm and a large banking institution in the United States. It has more than $1.1 trillion in assets and operations in more than 50 countries. The Company is involved in investment banking, financial services for consumers and businesses, financial transaction processing, investment management, private banking and private equity. Its principal bank subsidiaries are JPMorgan Chase Bank, a New York banking corporation; Chase Manhattan Bank USA, National Association; Bank One, National Association with its main office located in Chicago, Illinois; and Bank One, National Association with its main office located in Columbus, Ohio. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities Inc. The bank and nonbank subsidiaries of JPMorgan Chase operate nationally as well as through overseas branches and subsidiaries, representative offices and affiliated banks.

The Linked Shares are traded on the New York Stock Exchange under the symbol “JPM”. The following table sets forth the quarterly high, low and closing prices for the common stock of the Company based on daily closing prices. We obtained the trading price information set forth below from Bloomberg L.P., without independent verification. You should not take the historical prices of the Linked Shares as an indication of future performance, which may be better or worse than the prices reported below.

Historical Performance of the Linked Shares

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 30, 2001	57.33	37.58	44.90
June 29, 2001	50.60	39.21	44.47
September 28, 2001	46.01	29.04	34.15
December 31, 2001	40.95	31.85	36.35
March 29, 2002	39.68	26.70	35.65
June 28, 2002	38.75	30.15	33.92
September 30, 2002	33.68	17.86	18.99
December 31, 2002	26.14	15.26	24.00
March 31, 2003	28.29	20.13	23.71
June 30, 2003	36.52	23.75	34.18
September 30, 2003	38.26	32.40	34.33
December 31, 2003	36.99	34.45	36.73
March 31, 2004	43.84	36.30	41.95
June 30, 2004	42.57	34.62	38.77
September 30, 2004	40.25	35.50	39.73
December 28, 2004*	40.45	36.32	39.06

Source: Bloomberg L.P.

*	High, low and closing prices are for the period beginning October 1, 2004 and ending December 28, 2004.

Where to Find More Information

The Linked Shares are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file information specified by the Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the Company with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the Company under the Exchange Act can be located by reference to its SEC file number: 1-5805.

Information may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

The Securities are not sponsored, endorsed, sold or promoted by the Company. The Securities have not been passed on by the Company as to their legality or suitability. The Securities are not issued by and are not financial or legal obligations of the Company. The Company makes no warranties and bears no liabilities with respect to the Securities.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Company with the SEC.

We Obtained the Information About the Company and the Linked Shares in this Pricing Supplement from the Company’s Public Filings.

As noted above, we have derived all information about the Company and the Linked Shares in this pricing supplement from the publicly available documents referred to in the preceding paragraphs. We have not participated and will not participate in the preparation of any of those documents, nor have we made or will we make any “due diligence” investigation or any inquiry with respect to the Company in connection with the offering of your Security. We do not make any representation that any publicly available document or any other publicly available information about the Company is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this pricing supplement including events that would affect the accuracy or completeness of the publicly available documents referred to above or the trading price of the Linked Shares – have been publicly disclosed.

We Have No Obligation to Disclose Information About the Company That We May Obtain

We or any of our affiliates may currently or from time to time engage in business with the Company, including making loans to or equity investments in the Company or providing advisory services to the Company, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the Company and, in addition, one or more of our affiliates may publish research reports about the Company. We have no obligation to disclose to you any information about the Company that we may acquire as a result of such activities. As an investor in the Securities, you should undertake such independent investigation of the Company as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

VALUATION OF THE SECURITIES

At Maturity

As described above, if we do not call your Securities prior to maturity, a $1,000 investment in the Securities will pay $1,000 at maturity unless, between the initial valuation date and the final valuation date, inclusive, the closing price of the Linked Shares on any day is below the protection price. If the closing price of the Linked Shares on any day between the initial valuation date and the final valuation date, inclusive, is below the protection price, at maturity you will receive, instead of the face value of your Securities, the number of the Linked Shares equal to the face value of your Securities divided by the initial share price (the “physical delivery amount”). Fractional shares will be paid in cash. If you receive Linked Shares in lieu of the principal amount of your Securities at maturity, the value of your investment will equal the value of the Linked Shares you receive, which could be substantially less than the value of your original investment.

Prior to Maturity

The market value of the Securities will be affected by a number of interrelated factors including, but not limited to, supply and demand, the market price of the Linked Shares in relation to the initial share price and the protection price, the volatility and dividend level of the Linked Shares, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of Barclays Bank PLC. You should understand that the market value of the Securities is driven by a range of interrelated factors and that while the market price of the Linked Shares is an important variable, it cannot be used as the sole measure to approximate the value of this investment. You should not use any single variable to approximate the value of this investment.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Form, Denomination and Legal Ownership of Securities” in the accompanying prospectus supplement and “Description of Debt Securities – Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term Securities are described in “Description of Medium-Term Notes” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to Barclays Bank PLC on the front cover relates only to the initial sale of the Securities. If you have purchased the Securities in a purchase/resale transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Mandatory Call Feature

We will call your Securities for cash in an amount equal to the full face value of your Securities plus the call premium amount if the closing price of the Linked Shares is greater than the initial share price on any of the following dates: January 31, 2006; January 31, 2007; or January 28, 2008. The date, if any, on which we call your Securities is referred to as the “mandatory call date.”

Payment at Maturity

If we do not call your Securities prior to maturity, you will receive the full face value of your Securities at maturity unless, between the initial valuation date and the final valuation date, inclusive, the closing price of the Linked Shares on any day is below the protection price. If the closing price of the Linked Shares on any day between the initial valuation date and the final valuation date, inclusive, is below the protection price, at maturity you will receive, instead of the face value of your Securities, the number of the Linked Shares equal to the face value of your Securities divided by the initial share price (the “physical delivery amount”). Fractional shares will be paid in cash.

You may lose some or all of your principal if you invest in the Securities.

Physical Delivery Amount

If the payment at maturity is in Linked Shares, the number of shares received for each $1,000 invested in the Securities is referred to as the physical delivery amount. The physical delivery amount will be calculated by the calculation agent by dividing $1,000 by the initial share price. The physical delivery amount and the initial share price may change due to stock splits or other corporate actions. See “Specific Terms of the Securities – Antidilution Adjustments” below.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, in that case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “Specific Terms of the Securities – Market Disruption Event” below.

Final Valuation Date

The final valuation date will be the final valuation date stated on the cover of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date be postponed by more than ten business days.

Market Disruption Event

As described above, the closing price of the Linked Shares between the initial valuation date and the final valuation date, inclusive, will determine whether holders receive cash or Linked Shares at maturity of the Securities. The closing price of the Linked Shares on the call valuation dates will determine whether the Securities are called and the holders receive the cash amount plus any call premium. If a market disruption event occurs or is continuing on a day that would otherwise be a call valuation date or the final valuation date, then the calculation agent will instead use the closing price on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the call valuation date or final valuation date be postponed by more than ten business days.

If the call valuation date or final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the call valuation date or final valuation date. If the market price of the Linked Shares is not available on the last possible valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the closing price for the Linked Shares that would have prevailed in the absence of the market disruption event or such other reason on the last possible valuation date.

Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in Linked Shares in their primary market for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; or

•	a suspension, absence or material limitation of trading in option contracts relating to the Linked Shares in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; or

•	The Linked Shares do not trade on the New York Stock Exchange, or the primary market for the Linked Shares, as determined by the calculation agent in its sole discretion;

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
•	a decision to permanently discontinue trading in the option contracts relating to the Linked Shares.

For this purpose, an “absence of trading” in the primary securities market on which option contracts related to the Linked Shares are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in option contracts related to the Linked Shares, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to those contracts, or

•	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in option contracts related to the Linked Shares in the primary market for those contracts.

Antidilution Adjustments

As described above, the closing price of the Linked Shares between the initial valuation date and the final valuation date, inclusive, will determine whether holders receive cash or Linked Shares at maturity of the Securities. The number of Linked Shares deliverable at maturity, if any, will be based on the closing price of the Linked Shares on the initial valuation date. The physical delivery amount will be the same as the initial physical delivery amount unless the calculation agent adjusts the physical delivery amount as described below. The calculation agent will adjust the initial share price or the physical delivery amount or both as described below, if an event described below occurs and the calculation agent determines that such event has a diluting or concentrative effect on the theoretical value of the Linked Shares.

Below you will find examples of how certain corporate actions and other events may lead to adjustments to the physical delivery amount. In each case where the physical delivery amount changes, the initial share price will generally also change. Typically, the initial share price will be adjusted as follows:

The calculation agent will adjust the initial share price by multiplying the prior initial share price by a fraction whose numerator is the prior physical delivery amount and whose denominator is the new physical delivery amount.

New Initial Share Price =

Prior Initial Share Price X	Prior Physical Delivery Amount
New Physical Delivery Amount

The adjustments described below do not cover all events that could affect the value of the Securities. We describe the risks relating to dilution above under “Risk Factors – You Have Limited Antidilution Protection”.

How Adjustments Will Be Made

If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the Linked Shares, the calculation agent will calculate a corresponding adjustment to the initial share price or the physical delivery amount or both as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the physical delivery amount for the Securities will be adjusted to double the prior physical delivery amount, and, as a result, the initial share price will be reduced proportionately. The calculation agent will also determine the effective date of that adjustment. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the initial share price, physical delivery amount or the protection price or all of them.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the initial share price or the physical delivery amount or both for the first event, the calculation agent will adjust the initial share price or the physical delivery amount or both for the second event, applying the required adjustment to the initial share price and physical delivery amount as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, the calculation agent will not have to adjust the initial share price or the physical delivery amount unless the adjustment would result in a change to the initial share price or the physical delivery amount of at least 0.1% in the initial share price or physical delivery amount that would apply without the adjustment. The initial share price and the physical delivery amount resulting from any adjustment will be rounded up or down, as appropriate, to, in the case of the initial share price, the nearest cent, and, in the case of the physical delivery amount, the nearest thousandth, with one-half cent and five hundred-thousandths, respectively, being rounded upward.

If an event requiring antidilution adjustment occurs, the calculation agent will make any adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the Securities, which results solely from that event. The calculation agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about any adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment:

•	a subdivision, consolidation or reclassification of the Linked Shares or a free distribution or dividend of any Linked Shares to existing holders of the Linked Shares by way of bonus, capitalization or similar issue;

•	a distribution or dividend to existing holders of the Linked Shares of:

–	Linked Shares,

–	other share capital or securities granting the right to payment of dividends equally or proportionately with such payments to holders of the Linked Shares, or

–	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

•	the declaration by the Company of an extraordinary or special dividend or other distribution whether in cash or Linked Shares or other assets;

•	a repurchase by the Company of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

•	any other similar event that may have a diluting or concentrative effect on the theoretical value of the Linked Shares; or

•	a consolidation of the Company with another company or merger of the Company with another company.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split.

If the Linked Shares are subject to a stock split, then the calculation agent will adjust the physical delivery amount to equal the sum of the physical delivery amount before that adjustment (the “prior physical delivery amount”) plus the product of (1) the number of new shares issued in the stock split with respect to one Linked Share and (2) the prior physical delivery amount. The initial share price will also be adjusted as discussed above.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the Linked Shares are subject to a reverse stock split, then the calculation agent will adjust the physical delivery amount to equal the product of the prior physical delivery amount and the quotient of (1) the number of Linked Shares outstanding immediately after the reverse stock split becomes effective and (2) the number of Linked Shares outstanding immediately before the reverse stock split becomes effective. The initial share price will also be adjusted as discussed above.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the Linked Shares are subject to a stock dividend payable in Linked Shares, then the calculation agent will adjust the physical delivery amount to equal the sum of the prior physical delivery amount plus the product of (1) the number of shares issued in the stock dividend with respect to one Linked Share and (2) the prior physical delivery amount. The initial share price will also be adjusted as discussed above.

Other Dividends and Distributions

The physical delivery amount will not be adjusted to reflect dividends or other distributions paid with respect to the Linked Shares, other than:

•	stock dividends described above,

•	issuances of transferable rights and warrants with respect to the Linked Shares as described in “Specific Terms of the Securities – Antidilution Adjustments – Transferable Rights and Warrants” below, and

•	extraordinary dividends described below.

A dividend or other distribution with respect to the Linked Shares will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the Linked Shares by an amount equal to at least 10% of the closing price of the Linked Shares on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the Linked Shares trade without the right to receive that dividend or distribution.

If an extraordinary dividend occurs, the calculation agent will adjust the physical delivery amount to equal the product of (1) the prior physical delivery amount and (2) a fraction, the numerator of which is the closing price of the Linked Shares on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

The extraordinary dividend amount with respect to an extraordinary dividend for the Linked Shares equals:

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per Linked Share minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Linked Shares, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on the Linked Shares that is a dividend payable in Linked Shares that is also an extraordinary dividend, or an issuance of rights or warrants with respect to the Linked Shares that is also an extraordinary dividend will result in an adjustment to the physical delivery amount only as described in “Specific Terms of the Securities – Antidilution Adjustments – Stock Dividends” above, “ – Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the Company issues transferable rights or warrants to all holders of the Linked Shares to subscribe for or purchase Linked Shares at an exercise price per share that is less than the closing price of the Linked Shares on the business day before the ex-dividend date for issuance, then the physical delivery amount will be adjusted by multiplying the prior physical delivery amount by the following fraction:

•	the numerator will be the number of Linked Shares outstanding at the close of business on the day before that ex-dividend date plus the number or additional Linked Shares offered for subscription or purchase under those transferable rights or warrants, and

•	the denominator will be the number of Linked Shares outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional Linked Shares offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

The initial share price and the protection price will also be adjusted as discussed above.

Reorganization Events

Each of the following is a reorganization event:

•	the Linked Shares are reclassified or changed;

•	the Company has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding Linked Shares are exchanged for or converted into other property;

•	a statutory share exchange involving outstanding Linked Shares and the securities of another entity occurs, other than as part of an event described above;

•	the Company sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	the Company effects a spin-off – that is, issues to all holders of the Linked Shares equity securities of another issuer, other than as part of an event described above; or

•	the Company is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all outstanding Linked Shares.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the initial share price, the physical delivery amount and the protection price by adjusting the amount and type of property or properties – whether cash, securities, other property or a combination – that a prior holder of an amount of Linked Shares equal to the physical delivery amount would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the Linked Shares may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the physical delivery amount to consist of the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new physical delivery amount. The calculation agent will do so to the same extent that it would make adjustments if Linked Shares were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the physical delivery amount, the required adjustment will be made with respect to that component, as if it alone were the physical delivery amount.

For example, if the Company merges into another company and each Linked Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the physical delivery amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the new stock redemption amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “Specific Terms of the Securities – Antidilution Adjustments”, as if the common shares were Linked Shares. In that event, the cash component will not be adjusted but will continue to be a component of the physical delivery amount (with no interest adjustment). Consequently, the final Security value will include the final value of the two shares of the surviving company and the cash.

In this pricing supplement, references to the calculation agent adjusting the physical delivery amount in respect of a dilution event mean that the calculation agent will adjust the physical delivery amount in the manner described in this subsection if the dilution event is a reorganization event. If a reorganization event occurs, the distribution property distributed in the event will be substituted for Linked Shares as described above. Consequently, in this pricing supplement, references to Linked Shares mean any distribution property that is distributed in a reorganization event and comprises the adjusted physical delivery amount. Similarly, references to the Company mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “Specific Terms of the Securities – Default Amount on Acceleration – Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the

Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities – Modification and Waiver” and “– Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. Dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment or delivery on the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of Linked Shares or distribution property ourselves or cause our agent to do so on our behalf.

Business Day

When we refer to a business day with respect to the Securities, we mean a day that is a business day of the kind described in the attached prospectus supplement but that is not a day on which the principal securities market for the Linked Shares is authorized by law or executive order to close.

Modified Business Day

Any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “Maturity Date” and “Final Valuation Date” above. The same will apply to any delivery of Linked Shares that would otherwise be due on a day that is not a business day. For the Securities, however, the term business day has a different meaning than it does for other medium-term notes. We discuss this term under “Specific Terms of the Securities – Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the value of the Securities at maturity, the closing price of the Linked Shares, antidilution adjustments, market disruption events, business days, the default amount (only in the case of a market disruption event) and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this pricing supplement is the firm serving in that role as of the original issue date of the Securities. We may change the calculation agent after the original issue date without notice.

Special Calculation Provisions

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day,

•	if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

•	if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of

Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of Linked Shares and listed or over-the-counter options on the Linked Shares prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

In this regard, we or our affiliates may:

•	acquire or dispose of Linked Shares or other securities of the Company,

•	take or dispose of positions in listed or over-the-counter options, futures or other instruments based on the Linked Shares,

•	take or dispose of positions in listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, or

•	any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Linked Shares, listed or over-the-counter options or futures on the Linked Shares or listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” in this pricing supplement for a discussion of these adverse effects.

CAPITALIZATION OF BARCLAYS BANK PLC

The following table sets out the authorized and issued share capital of Barclays Bank PLC and shareholders’ funds and indebtedness and contingent liabilities of the Group as at June 30, 2004.

As at June 30, 2004 (unaudited)
million
Share capital of Barclays Bank PLC
Authorized ordinary share capital – shares of £1 each	3,000
Authorized preference share capital – shares of U.S.$0.01 each(1)	150
Ordinary shares – issued and fully paid – 2,304 million shares	2,304
Preference shares – issued and fully paid(1)	—
£ million

Group shareholders’ funds
Equity
Issued and fully paid ordinary share capital	2,304
Share premium(2)	6,527
Revaluation reserve	24
Profit and loss account	8,976
Total shareholders’ funds	17,831

Group indebtedness
Loan capital
Undated loan capital – convertible to preference shares	—
Undated loan capital – non-convertible	6,233
Dated loan capital – convertible to preference shares	15
Dated loan capital – non-convertible	6,220

Debt securities in issue(3)	55,280
Total indebtedness	67,748
Total capitalization and indebtedness	84,815

Group contingent liabilities
Acceptances and endorsements	530
Guarantees and assets pledged as collateral security	26,334
Other contingent liabilities	7,800

Securities:

(1)	At June 30, 2004 Barclays Bank PLC had U.S.$1,500,000 of authorized preference share capital comprising 150 million preference shares of U.S.$0.01 each. Subsequent to June 30, 2004, the authorised share capital of Barclays Bank PLC was increased to include 400,000 preference shares of Euro 100 each. Barclays Bank PLC issued 100,000 of such preference shares on December 8, 2004 at an offer price of Euro 9,978.40 per share.
(2)	As a result of, among other things, the issue of the preference shares referred to in footnote 1 above, share premium has increased to approximately £ 764m as of the date of this pricing supplement.
(3)	The total amount of debt securities in issue increased between June 30, 2004 and November 30, 2004 to approximately £66 billion (unaudited).

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

Certain United States Federal Income Tax Considerations

This section describes the material United States federal income tax consequences of purchasing, owning and disposing of Security. It applies to you only if you acquire Security in this offering and you hold your Security as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10% or more of our voting stock,

•	a person that holds Security as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, and all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You are a U.S. holder if you are a beneficial owner of shares and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

No statutory, judicial or administrative authority directly addresses the characterization of the Security or instruments similar to the Security for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Security are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Security and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the Security in a manner that results in tax consequences different from those described below.

You should consult your own tax advisor regarding the United States federal, state, local and other tax consequences of purchasing, owning and disposing of shares in your particular circumstances. As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, this summary does not address the effects of any applicable state, local or foreign tax laws.

This discussion addresses only United States federal income taxation. This summary does not address tax consequences specific to the Linked Shares except where otherwise stated.

General

In the opinion of Sullivan & Cromwell LLP it would be reasonable to treat your Security for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of, the Linked Shares under which an amount equal to the purchase price of the Security is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of your payment obligation under the derivative financial instrument. In purchasing a Security, you agree with Barclays Bank PLC that Barclays Bank PLC and you intend to treat your Security as characterized in the previous sentence for U.S. federal income tax purposes. (You should note that cash proceeds of this offering will not be segregated by Barclays Bank PLC during the term of the Security, but instead will be commingled with Barclays Bank PLC’s other assets and applied in a manner consistent with the “Use of Proceeds” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Security could result in less favorable U.S. federal income tax consequences, including requiring you to accrue income on a current basis.

Under the above characterization of the Security, if Barclays Bank PLC delivers the Linked Shares to you at maturity, you will recognize no gain or loss on the purchase of the Linked Shares by application of the monies received by Barclays Bank PLC in respect of the Security. Your tax basis in such stock will equal your tax basis in the Security (less the portion of the tax basis of the Security allocable to any fractional share, as described in the next paragraph). Your tax basis in a Security generally will equal your cost for that Security. Your holding period for the Linked Shares received at maturity will begin on the day following the receipt of such stock.

You will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the Security allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to you).

Under the above characterization of the Security, upon the mandatory redemption of the Security for cash prior to or upon maturity, or if you sell or make an other taxable disposition of a Security, you generally will recognize capital gain or loss equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and your tax basis in the Security. Any such gain or loss generally will be long-term capital gain or loss if you held the Security for more than one year at the time of disposition.

Possible Alternative Characterizations

Due to the absence of authority as to the proper characterization of the Security and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the Security as derivative financial instruments and the tax treatment described above. In particular, because you will be entitled to cash (or, in certain limited cases, the Linked Shares with a trading value) equal to or greater than the principal amount of your Security unless (i) the closing price of the Linked Shares is below the protection price for any day between and including the initial valuation date and the final valuation date and (ii) the trading price of the Linked Shares on the maturity date is less than the initial share price, the IRS could seek to analyze the federal income tax consequences of owning Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount to be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder’s tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder’s original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss. If the IRS were to successfully maintain that the Contingent Payment Regulations apply to the Security, then the foregoing treatment could apply to you.

Even if the Contingent Payment Regulations do not apply to the Security, it is possible that the IRS could seek to characterize the Security in a manner that results in tax consequences different from those described above. Under alternative characterizations of the Security, it is possible, for example, that a Security could be treated as including a debt instrument and a derivative financial instrument or two or more options.

Backup Withholding and Information Reporting

You may be subject to information reporting and to backup withholding with respect to certain amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against your federal income tax liability, provided the required information is furnished to the IRS.

The discussion above supplements the discussion of the United States federal income tax consequences of ownership of Securities set forth under “Tax Considerations” in the attached prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus supplement).

No statutory, judicial or administrative authority directly discusses how your Security should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in a Security are highly uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Security, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

$

BARCLAYS BANK PLC

CALLABLE EXCHANGEABLE SECURITIES DUE JANUARY 31, 2008

LINKED TO THE COMMON STOCK OF JPMORGAN CHASE & CO.

PRICING SUPPLEMENT

JANUARY    , 2005

(TO PROSPECTUS DATED JULY 1, 2002 AND

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 17, 2004)

Barclays Capital